Exhibit 99
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS THIRD QUARTER EARNINGS,
SOLID LOAN GROWTH AND ASSET QUALITY

WAYNE, NJ – October 29, 2014 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the third quarter of 2014 of $27.7 million, or $0.14 per diluted common share as compared to the third quarter of 2013 earnings of $27.1 million, or $0.14 per diluted common share.
Key financial highlights for the third quarter:

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Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $368.2 million, or 12.5 percent on an annualized basis, to $12.1 billion at September 30, 2014 from June 30, 2014 largely due to solid growth in both commercial real estate (including construction) loans and automobile loans of $290.3 million and $69.5 million, or 21.1 percent and 27.2 percent on an annualized basis, respectively. The continued organic growth within the commercial real estate portfolio was supplemented by a bulk purchase of third party originated loans totaling $101.9 million during late September 2014. Other consumer loans (primarily collateralized personal lines of credit) and commercial and industrial loans also increased $23.1 million and $11.8 million, or 36.5 percent and 2.3 percent on an annualized basis, respectively, during the third quarter of 2014. The increases were partially offset by declines within the residential mortgage loan and home equity loan portfolios largely due to normal repayments and the continued slowdown in the consumer refinance market. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $46.3 million, or 0.4 percent of our total loans, at September 30, 2014 as compared to $62.6 million at June 30, 2014 mainly due to normal collection and prepayment activity.

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Asset Quality: Total non-PCI loan portfolio delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans declined to 0.75 percent at September 30, 2014 compared to 0.88 percent at June 30, 2014. Of the 0.75 percent in delinquencies at September 30, 2014, 0.11percent, or $13.0 million, represented performing matured loans in the normal process of renewal. Non-accrual loans (excluding non-performing loans held for sale) decreased to $59.9 million, or 0.49 percent of our entire loan portfolio of $12.2 billion, at September 30, 2014 as compared to $68.4 million, or 0.58 percent of total loans, at June 30, 2014. Overall, our non-performing assets (which include non-performing loans held for sale) decreased by 8.4 percent to $88.8 million at September 30, 2014 as compared to $96.9 million at June 30, 2014 largely due to the decline in non-accrual loans. See further details under the "Credit Quality" section below.

Valley National Bancorp (NYSE: VLY)
2014 Third Quarter Earnings
October 29, 2014

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: During the third quarter of 2014, we recorded a negative (credit) provision for losses on non-covered loans and unfunded letters of credit totaling $423 thousand as compared to no provision for the second quarter of 2014 and a $5.3 million provision for the third quarter of 2013. For the third quarter of 2014, we recognized net non-covered loan charge-offs of $182 thousand as compared to net loan recoveries on non-covered loans totaling $2.3 million and net loan charge-offs of $9.1 million for the second quarter of 2014 and third quarter of 2013, respectively. The net recoveries during the second quarter largely related to two commercial and industrial loan recoveries with a combined total of $4.3 million. At September 30, 2014, our allowance for losses on non-covered loans and unfunded letters of credit totaled $103.9 million and was 0.86 percent of non-covered loans, as compared to 0.89 percent and 0.97 percent at June 30, 2014 and September 30, 2013, respectively.

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Provision for Losses on Covered Loans: During the third quarters of 2014 and 2013, we recorded no provision for losses on covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) as compared to a negative provision of $5.7 million during the second quarter of 2014 related to a decrease in the estimated additional credit impairment of certain loan pools subsequent to acquisition. The negative provision during the second quarter of 2014 resulted in a partially offsetting $4.4 million decrease in other non-interest income and our FDIC loss-share receivable due to the change in the portion of the estimated losses covered by the loss-sharing agreements with the FDIC. Net charge-offs of covered loans totaled $433 thousand and $287 thousand during the third and second quarters of 2014, respectively, as compared to no net charge-offs recognized in the third quarter of 2013.

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Net Interest Income and Margin: Net interest income for the fourth quarter of 2014 is expected to benefit from a large portion of our loan production closed late in the third quarter, combined with new originations from a solid pipeline of loans (primarily commercial real estate loans) seen in the early stages of the fourth quarter. Net interest income totaling $114.7 million for the three months ended September 30, 2014 decreased $2.8 million as compared to the second quarter of 2014, and increased $3.0 million as compared to the third quarter of 2013. On a tax equivalent basis, our net interest margin decreased 11 basis points to 3.16 percent in the third quarter of 2014 as compared to 3.27 percent for the second quarter of 2014, and decreased 4 basis points from 3.20 percent in the third quarter of 2013. The decline in both net interest income and margin from the second quarter of 2014 was largely due to lower yields on new and refinanced loans, as well as an increase in premium amortization recognized within the taxable investment security portfolio, partially offset by additional interest income from higher average loan balances. The decreased interest income on loans from the second quarter of 2014 was also partially driven by a $1.7 million decline in interest income related to both loan recovery income and prepayment penalty fees. The cost of interest bearing liabilities increased to 1.47 percent for the third quarter of 2014 as compared to 1.45 percent for the second quarter of 2014 due to one additional day during the third quarter, as well as slightly higher rates offered on the majority of our deposit products.

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Non-Interest Income: Non-interest income increased $1.7 million to $14.1 million for the three months ended September 30, 2014 from $12.4 million for the second quarter of 2014. The increase was mostly due to a lower reduction to non-interest income related to the change in the FDIC

Valley National Bancorp (NYSE: VLY)
2014 Third Quarter Earnings
October 29, 2014

loss-share receivable during the third quarter of 2014. The aforementioned $5.7 million negative provision for losses on covered loans in the second quarter of 2014 resulted in a $4.4 million reduction to non-interest income reported as a component of the change in the FDIC loss-share receivable, as compared to no provision (and no related impact to non-interest income) during the third quarter of 2014. Declines in insurance commissions, gains on sales of loans, and other non-interest income partially offset the increase to non-interest income related to the change in the FDIC loss-share receivable during the third quarter of 2014. See the "Non-Interest Income" section below for additional information.

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Non-Interest Expense: Non-interest expense decreased $3.4 million to $90.8 million for the third quarter of 2014 from $94.2 million for the second quarter of 2014. The decrease was mainly due to a decline in salary and employee benefits expense, net occupancy and equipment expense, and other non-interest expense as compared to the three months ended June 30, 2014. Additionally, we incurred merger expenses totaling $480 thousand and $619 thousand (primarily within professional and legal fees) during the third and second quarters of 2014, respectively, related to the previously announced acquisition of 1st United Bancorp, Inc ("1st United") scheduled to close effective November 1, 2014. See the "Non-Interest Expense" section below for additional information.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. Valley's total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios were 11.44 percent, 9.58 percent, 7.39 percent and 9.22 percent, respectively, at September 30, 2014.

Gerald H. Lipkin, Chairman, President and CEO commented that, “Our earnings for third quarter of 2014 were positively impacted by annualized non-covered loan growth of over 12 percent and a 3.6 percent decline in our non-interest expense as compared to the second quarter of 2014. Additionally, a large portion of the loan production was closed late in the third quarter which combined with new originations from a solid pipeline of commercial real estate loans seen in the early stages of the fourth quarter should benefit our net interest income in the future. Overall, our net interest income and margin was, and will continue to be, challenged by the low level of market interest rates and a very competitive marketplace for both loans and deposits. Despite these obstacles, our net income should continue to benefit from our well-positioned balance sheet and strong credit quality that are reflective of Valley's commitment to prudent loan underwriting standards and long-term returns for its shareholders.”
Mr. Lipkin added, “As we noted in the past, we remain upbeat on our ability to reduce our overall funding cost as over $1.5 billion of high cost long-term borrowings mature beginning in 2015 through 2017.  We believe that these maturities, with an average cost of 4.13 percent, are likely to substantially decrease the level of our funding costs, which we anticipate will increase many of our key financial metrics in the future.
On October 20, 2014, we announced that we received all regulatory and shareholder approvals necessary to complete the merger of 1st United with and into Valley. The common shareholders of 1st United will receive 0.89 of a share of Valley common stock for each 1st United share they own, subject to adjustment in the event Valley’s average stock price falls below $8.09 or rises above $12.13 during a specified 20 trading day period prior to closing.

Valley National Bancorp (NYSE: VLY)
2014 Third Quarter Earnings
October 29, 2014

The acquisition of 1st United, its wholly-owned subsidiary, 1st United Bank, with approximately $1.7 billion in assets and a 20 branch network, and its experienced banking team provides us a tremendous opportunity within some of the most attractive urban banking market in Florida. The branch network includes locations throughout southeast Florida, the Treasure Coast, central Florida and central Gulf Coast regions. The transaction closing is scheduled to be effective as of November 1, 2014."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $116.6 million for the third quarter of 2014 decreased $2.8 million as compared to the second quarter of 2014 and increased $3.0 million as compared to the third quarter of 2013. Interest income on a tax equivalent basis decreased to $157.4 million for the third quarter of 2014 as compared to $159.2 million for the second quarter of 2014. The $1.8 million decrease from the second quarter of 2014 was mainly due to decreases of 10 basis points and 6 basis points in the yield on average loans and taxable investment securities, respectively, partially offset by a $161.5 million increase in average loans. Interest expense increased $1.0 million to $40.8 million for the three months ended September 30, 2014. The increase in interest expense from the second quarter of 2014 was primarily driven by one additional day during the third quarter, slightly higher interest rates offered on most of our deposit products, as well as a $205.7 million increase in average interest bearing deposits for the third quarter of 2014. The increase in average interest bearing deposits was largely due to higher brokered money market account balances, which are used as part of our low cost funding strategies for loan growth, as well as other liquidity needs.
The net interest margin on a tax equivalent basis was 3.16 percent for the third quarter of 2014, a decrease of 11 basis points and 4 basis points from 3.27 percent and 3.20 percent in the linked second quarter of 2014 and the three months ended September 30, 2013, respectively. The yield on average interest earning assets decreased by 9 basis points on a linked quarter basis. The lower yield was mainly a result of the aforementioned decrease in the yield on average loans largely caused by new and refinanced loan volumes at current interest rates that remain relatively low compared to the overall yield of our loan portfolio, combined with a total decrease of $1.7 million in interest income related to both loan recovery income and prepayment penalty fees. The level of yields on new loans has been negatively impacted by the low market interest rates caused not only from the Fed's current monetary policy, but also from intense competition in our markets for quality commercial customers. Additionally, our higher yielding PCI loan portfolio declined $45.9 million, or 6.8 percent from June 30, 2014 to $629.7 million at September 30, 2014 due to normal repayment and prepayment activity. During the third quarter, our yield on average taxable investment securities also declined largely due to a higher level of premium amortization on residential mortgage-backed securities issued by Ginnie Mae and government sponsored enterprises. The overall cost of average interest bearing liabilities increased by 2 basis point from 1.45 percent in the linked second quarter of 2014 primarily due to one additional day during the third quarter, as well as slightly higher rates offered on the majority of our deposit products. Our cost of total deposits was 0.41 percent for the third quarter of 2014 compared to 0.39 percent for the three months ended June 30, 2014.
Potential future loan growth from solid commercial real estate loan and automobile loan demand has continued into the early stages of the fourth quarter of 2014 and is anticipated to positively impact our future net interest income. However, our margin continues to face the risk of compression in the future due to the relatively low level of interest rates on most interest earning asset alternatives and further repayment of higher yielding interest earning assets. In the face of these significant challenges, we

Valley National Bancorp (NYSE: VLY)
2014 Third Quarter Earnings
October 29, 2014

continue to tightly manage our balance sheet and explore ways reduce our cost of funds to optimize our returns.
Loans and Deposits
Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $368.2 million, or 12.5 percent on an annualized basis, to approximately $12.1 billion at September 30, 2014 from June 30, 2014, despite a $29.7 million decline in our non-covered PCI loan portion of this portfolio. The increase in total non-covered loans was mainly due to solid growth across several loan portfolios, except for residential mortgage and home equity loans (as discussed further below).
Total commercial and industrial loans moderately increased $11.8 million, or 2.3 percent on an annualized basis from June 30, 2014 to approximately $2.1 billion at September 30, 2014 due, in part, to new loan demand generally in our New York markets, as well as continued growth in new lending relationships moving to Valley from other financial institutions. While these new loan volumes more than offset our normal repayment and refinance activity, including a $18.7 million decline in our non-covered PCI loan portfolio, we did experience some normal seasonal softening of loan demand from existing customers over the summer months. At September 30, 2014, total commitments and usage (i.e., outstanding balances) of commercial lines of credit remained relatively unchanged as compared to June 30, 2014. Additionally, we continued to experience strong market competition for quality new and existing loan relationships during the third quarter.
Total commercial real estate loans (excluding construction loans) increased $246.4 million from June 30, 2014 to $5.3 billion at September 30, 2014. Loan origination volumes and demand were seen across many segments of commercial real estate borrowers. Although a component of our overall growth during the third quarter of 2014, new co-op building loans within our New York City markets remained a smaller percentage of the overall growth as compared to prior quarters. The continued organic growth within the commercial real estate portfolio was supplemented by a bulk purchase of a small number of third party originated loans totaling $101.9 million during the third quarter of 2014. Construction loans totaling $457.2 million at September 30, 2014 increased $43.9 million from June 30, 2014 largely due to a higher level of building activity during the summer months. Additionally, new loan demand for multi-family, apartment rental, and condominium property developments within New York City, Brooklyn and Queens was brisk during the third quarter of 2014.
Total residential mortgage loans decreased $25.5 million to approximately $2.4 billion at September 30, 2014 from June 30, 2014 mostly due to normal loan repayments and some lost refinance activity that outpaced our new and refinanced loans originated for investment during the third quarter of 2014. Despite some decline in mortgage interest rates, consumer demand for new and refinanced mortgage loans remained modest during the third quarter of 2014. Total residential mortgage loan originations totaled approximately $76.4 million for the third quarter of 2014 as compared to $54.3 million and $247.9 million for the second quarter of 2014 and the third quarter of 2013, respectively. During the third quarter of 2014, Valley sold approximately $18.6 million of residential mortgages originated for sale (including $8.2 million of residential mortgage loans held for sale at June 30, 2014). There were no purchases of residential mortgage loans from third party originators during the third quarter of 2014 and there were a total of $26.7 million in purchases for the nine months ended September 30, 2014.

Valley National Bancorp (NYSE: VLY)
2014 Third Quarter Earnings
October 29, 2014

Automobile loans increased by $69.5 million to $1.1 billion at September 30, 2014 as compared to June 30, 2014 as our new organic loan volumes continued to be solid due to the overall strength of the U.S. auto markets. Valley has not deviated from its conservative underwriting standards, nor participated in the subprime auto lending markets to achieve its growth in auto lending. Additionally, we made no auto loan purchases from third party originators during the three and nine months ended September 30, 2014.
Home equity loans totaling $435.5 million at September 30, 2014 moderately decreased by $910 thousand as compared to June 30, 2014. However, other consumer loans increased $23.0 million to $275.8 million at September 30, 2014 as compared to $252.8 million at June 30, 2014 mainly due to continued growth and customer usage of collateralized personal lines of credit.
Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired in two FDIC-assisted transactions during 2010.  Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $46.3 million at September 30, 2014 as compared to $62.6 million at June 30, 2014. All of our covered loans, as well as non-covered PCI loans acquired in 2012, are accounted for on a pool basis. For loan pools with higher cash flows than originally estimated at the acquisition dates, the forecasted increase in cash flows is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the third quarter of 2014, we reduced our FDIC loss-share receivable by $4.5 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $2.1 million during the second quarter of 2014.
Deposits. Total deposits increased $445.4 million to approximately $11.9 billion at September 30, 2014 from June 30, 2014 largely due to higher money market account balances. Valley’s savings, NOW and money market accounts totaling approximately $6.1 billion at September 30, 2014 increased $438.4 million, or 7.8 percent as compared to June 30, 2014 mostly due to new brokered money market account balances used as a funding source for loan growth and other liquidity needs. Non-interest bearing deposits totaling $3.6 billion at September 30, 2014 also increased by $15.2 million from June 30, 2014 primarily due to normal fluctuations in account activity for several larger customers. Partially offsetting the increases in the aforementioned categories, time deposits decreased by $8.2 million to $2.2 billion at September 30, 2014 as maturities moderately outpaced new deposits despite higher interest rates offered on all of our retail certificate of deposit products since April 2014.
Credit Quality
Total loan portfolio delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 0.75 percent at September 30, 2014 as compared to 0.88 percent at June 30, 2014 and 1.47 percent at September 30, 2013. Of the 0.75 percent in delinquencies at September 30, 2014, 0.11 percent, or $13.0 million, represented performing matured loans in the normal process of renewal. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley.
Loans past due 30 to 59 days decreased $9.3 million to $14.3 million at September 30, 2014 compared to June 30, 2014 mainly due to decreases of $4.4 million, $4.0 million and $2.3 million in the commercial and industrial loans, construction loans and commercial real estate loans, respectively, partially offset by a $1.0 million increase in residential mortgage loans. The decrease within the commercial and industrial

Valley National Bancorp (NYSE: VLY)
2014 Third Quarter Earnings
October 29, 2014

loan category was mostly related to a troubled debt restructured loan modification totaling $3.2 million that was performing at September 30, 2014.
Loans past due 60 to 89 days decreased $4.2 million to $4.8 million at September 30, 2014 compared to June 30, 2014 largely due to a $5.2 million decrease in construction loan delinquencies in this category. The $5.2 million decrease in construction loans was entirely due to the migration of two performing matured loans in the normal process of renewal to the loans past due 90 days or more and still accruing category at September 30, 2014.
Loans past due 90 days or more and still accruing increased $9.1 million to $12.5 million at September 30, 2014 compared to $3.4 million at June 30, 2014. Within this past due category, construction loans and residential mortgage loans increased $9.8 million and $1.5 million, respectively. Construction loans totaling $9.8 million at September 30, 2014 was comprised of 4 performing matured loans in the normal process of renewal, of which 2 loans totaling $5.3 million migrated from loans reported as past due 60 to 89 days at June 30, 2014. Also within this past due category, commercial real estate loans declined $2.2 million to $52 thousand at September 30, 2014 as compared to June 30, 2014 almost entirely due to the completion of the renewal underwriting process for a $2.1 million performing matured loan during the third quarter of 2014.
Total non-performing assets (NPAs), consisting of non-accrual loans, non-performing loans held for sale, other real estate owned (OREO), other repossessed assets and non-accrual debt securities totaled $88.8 million at September 30, 2014 compared to $96.9 million at June 30, 2014. The $8.1 million decrease in NPAs from June 30, 2014 was largely due to a decline in non-accrual loans discussed further below.
Non-accrual loans decreased $8.5 million to $59.9 million at September 30, 2014 as compared to $68.4 million at June 30, 2014 mainly due to a $6.1 million decrease within the commercial real estate loan category primarily caused by a $3.9 million loan payoff and a $1.4 million loan transferred to OREO during the third quarter of 2014. Non-accrual residential mortgage loans also declined $1.9 million to $17.3 million at September 30, 2014 due, in part, to $1.3 million of loan foreclosures transferred to OREO during the third quarter of 2014.
Non-performing loans held for sale, consisting of one commercial real estate loan, decreased $500 thousand to approximately $7.4 million at September 30, 2014 from $7.9 million at June 30, 2014. The decrease was entirely due to the valuation write-down of the loan at September 30, 2014. Valuation write-downs of non-performing loans held for sale totaled $500 thousand and $2.3 million for the three months ended September 30, 2014 and June 30, 2014, respectively, and were recognized as a component of the net losses on sales of loans category of our non-interest income.
OREO properties increased $550 thousand to $15.5 million at September 30, 2014 from $15.0 million at June 30, 2014 primarily due to 7 new foreclosed properties totaling $2.7 million, partially offset by the sale of 11 properties with net carrying values of approximately $1.9 million and net valuation write-downs of approximately $289 thousand during the third quarter of 2014.
With a non-covered loan portfolio totaling $12.1 billion at September 30, 2014, net loan charge-offs on non-covered loans for the third quarter of 2014 totaled $182 thousand as compared to net loan recoveries of $2.3 million for the second quarter of 2014 and net loan charge-offs of $9.1 million for the third quarter of 2013. The net loan recoveries in the linked second quarter of 2014 were primarily due to aggregate loan charge-off recoveries totaling $4.3 million related to two commercial and industrial loans. During

Valley National Bancorp (NYSE: VLY)
2014 Third Quarter Earnings
October 29, 2014

the third quarter of 2014, we recorded a negative (credit) provision for losses on non-covered loans and unfunded letters of credit totaling $423 thousand as compared to no provision for the second quarter of 2014 and a $5.3 million provision for the third quarter of 2013.
For the covered loan pools, net loan charge-offs totaled $433 thousand during the third quarter of 2014 as compared to $287 thousand for the second quarter of 2014 and no net loan charge-offs recognized in third quarter of 2013. Charge-offs on covered loan pools, when incurred, are substantially covered by loss-sharing agreements with the FDIC. No provision for losses on covered loans was recognized during the third quarters of 2014 and 2013, as compared to a negative (credit) provision for losses on covered loans totaling $5.7 million in the three months ended June 30, 2014. The negative provision related to a decrease in the estimated additional credit impairment of certain loan pools subsequent to acquisition. As a result of the aforementioned net loan charge-offs and negative provision, our allowance for losses on covered loans was reduced from approximately $7.1 million at September 30, 2013 to $1.1 million and $678 thousand at June 30, 2014 and September 30, 2014, respectively (as shown in the table below).
The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at September 30, 2014, June 30, 2014, and September 30, 2013:

	September 30, 2014		June 30, 2014		September 30, 2013
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$47,843	2.30%	$49,883	2.42%	$52,710	2.64%
Commercial real estate loans:
Commercial real estate	26,204	0.49%	25,882	0.51%	26,015	0.54%
Construction	10,862	2.38%	9,385	2.27%	10,865	2.56%
Total commercial real estate loans	37,066	0.64%	35,267	0.64%	36,880	0.70%
Residential mortgage loans	6,147	0.25%	6,989	0.28%	7,904	0.31%
Consumer loans:
Home equity	1,365	0.31%	1,188	0.27%	1,253	0.28%
Auto and other consumer	4,415	0.32%	4,180	0.33%	2,823	0.27%
Total consumer loans	5,780	0.32%	5,368	0.31%	4,076	0.27%
Unallocated	7,045	—	6,979	—	7,435	—
Allowance for non-covered loans
and unfunded letters of credit	103,881	0.86%	104,486	0.89%	109,005	0.97%
Allowance for covered loans	678	1.46%	1,111	1.78%	7,070	5.82%
Total allowance for credit losses	$104,559	0.86%	$105,597	0.89%	$116,075	1.02%

* Includes the reserve for unfunded letters of credit.

The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 0.86 percent at September 30, 2014 as compared to 0.89 percent and 0.97 percent at June 30, 2014 and September 30, 2013, respectively. At September 30, 2014, our allowance allocations for losses as a percentage of total loans in most loan categories declined or did not significantly change as compared

Valley National Bancorp (NYSE: VLY)
2014 Third Quarter Earnings
October 29, 2014

to June 30, 2014 due to several favorable trends in our credit quality during the third quarter of 2014. Overall, levels of loan delinquencies and internally classified loans continued to trend downward during the third quarter, while net loan charge-offs also remained at a low level. These items as well as several other factors, including our cautiously optimistic outlook for the economy, positively impacted our estimate of the allowance for credit losses at September 30, 2014.
Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $583.4 million million) was 0.90 percent at September 30, 2014 as compared to 0.94 percent at June 30, 2014. PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. There were no allowance reserves related to non-covered PCI loans at September 30, 2014, June 30, 2014 and September 30, 2013.
Non-Interest Income
Non-interest income increased $1.7 million to $14.1 million for the third quarter of 2014 from $12.4 million for the linked quarter ended June 30, 2014 largely due to a $3.9 million decrease in the reduction to non-interest income related to the change in the FDIC loss-share receivable during the third quarter of 2014. The larger reduction in the second quarter of 2014 was due, in part, to a $5.7 million credit to the provision for losses on covered loans which reduced the expected loss amounts receivable from the FDIC under the loss-share agreements. Partially offsetting this increase in non-interest income, insurance commissions declined $859 thousand to $3.6 million for the third quarter of 2014 as compared to $4.5 million in the linked second quarter of 2014 largely due to lower volumes at our all-line insurance agency subsidiary, as well as a decrease in external fees generated by our title insurance agencies due to the low level of residential mortgage activity. Net gains on sales of loans decreased to a net loss of $95 thousand for the three months ended September 30, 2014 as compared to a net gain of $679 thousand in the second quarter of 2014 largely due to a $500 thousand valuation write-down of one non-performing commercial real estate loan held for sale at September 30, 2014 and our decision to retain a greater percentage of our residential mortgage loan originations during the third quarter of 2014. Other non-interest income also decreased $742 thousand to $2.7 million for the third quarter of 2014 as compared to $3.4 million for the second quarter of 2014 due to an increase in net losses on the sales and valuation write-downs of OREO properties.
Non-Interest Expense
Non-interest expense decreased $3.4 million to $90.8 million for the third quarter of 2014 as compared to $94.2 million for the second quarter of 2014. Salary and employee benefits expense decreased $1.6 million to $45.5 million for the third quarter of 2014 as compared to $47.1 million for the second quarter of 2014 mostly due to lower payroll tax expense and a decrease in medical health insurance expense. Other non-interest expense declined $1.2 million from $18.5 million for the three months ended June 30, 2014 to $17.3 million for the third quarter of 2014 due, in part, to a decrease in the amortization of tax credit investments largely caused by valuation write-downs during the second quarter of 2014. Net occupancy and equipment expense decreased $962 thousand to $17.0 million for the third quarter of 2014 due to several incremental declines, including depreciation, rental, cleaning, repairs and maintenance expenses. Partially offsetting these decreases in non-interest expense, adverting expense increased $1.1 million to $1.7 million for the third quarter of 2014 as compared to $533 thousand in the second quarter of 2014 primarily due to new promotional campaigns related to certificates of deposit and residential mortgage loans. Additionally, we incurred merger expenses totaling $480 thousand and $619 thousand (primarily within professional and legal fees) during the third and second quarters of 2014, respectively, related to the acquisition of 1st United scheduled to close effective November 1, 2014.
Income Tax Expense
Income tax expense was $10.7 million for the three months ended September 30, 2014 reflecting an effective tax rate of 27.8 percent, as compared to $11.8 million for the second quarter of 2014 reflecting an effective tax rate of 28.5 percent and $7.1 million for the third quarter of 2013 reflecting an effective tax rate of 20.8 percent.  The decrease in effective tax rate in the third quarter of 2014 compared to the second quarter of 2014 was largely due to lower pre-tax income. The increase in effective tax rate and tax expense as compared to the third quarter of 2013 was primarily due to higher pre-tax income during the third quarter of 2014, as well as the release of a reserve for tax uncertainties which reduced income tax expense for the three months ended September 30, 2013.

For the fourth quarter of 2014, we anticipate that our effective tax rate will range from 27 percent to 29 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $16.7 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 204 branches in 144 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a severe decline in the general economic conditions of New Jersey, New York Metropolitan area and Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from long-term borrowings that mature from 2015 to 2017;

Valley National Bancorp (NYSE: VLY)
2014 Third Quarter Earnings
October 29, 2014

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

•
our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	failure to close the merger transaction of 1st United with Valley within the proposed timeframe or to satisfy other conditions to the merger on the proposed terms;

•	the inability to realize expected revenue synergies from the 1st United merger in the amounts or in the timeframe anticipated;

•	costs or difficulties relating to the 1st United integration matters might be greater than expected;

•	inability to retain customers and employees, including those of 1st United;

Valley National Bancorp (NYSE: VLY)
2014 Third Quarter Earnings
October 29, 2014

•	lower than expected cash flows from purchased credit-impaired loans;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; and

•	other unexpected material adverse changes in our operations or earnings.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2014	2014	2013	2014	2013
FINANCIAL DATA:
Net interest income	$114,668	$117,419	$111,669	$346,111	$331,592
Net interest income - FTE (1)	116,639	119,417	113,597	352,072	337,569
Non-interest income (2)	14,055	12,410	22,390	45,987	86,580
Non-interest expense	90,810	94,229	94,461	279,922	285,246
Income tax expense	10,654	11,751	7,143	23,235	30,918
Net income	27,682	29,520	27,121	91,037	92,353
Weighted average number of common shares outstanding:
Basic	200,614,091	200,472,592	199,445,874	200,406,801	199,206,945
Diluted	200,614,091	200,472,592	199,445,874	200,406,801	199,206,945
Per common share data:
Basic earnings	$0.14	$0.15	$0.14	$0.45	$0.46
Diluted earnings	0.14	0.15	0.14	0.45	0.46
Cash dividends declared	0.11	0.11	0.16	0.33	0.49
Book value	7.89	7.85	7.62	7.89	7.62
Tangible book value (3)	5.61	5.55	5.28	5.61	5.28
Tangible common equity to tangible assets (3)	6.92%	7.01%	6.79%	6.92%	6.79%
Closing stock price - high	$10.12	$10.80	$10.65	$10.80	$10.65
Closing stock price - low	9.53	9.48	9.53	9.30	8.85
FINANCIAL RATIOS:					`
Net interest margin	3.11%	3.22%	3.14%	3.16%	3.12%
Net interest margin - FTE (1)	3.16	3.27	3.20	3.21	3.18
Annualized return on average assets	0.67	0.72	0.68	0.74	0.77
Annualized return on average shareholders' equity	7.00	7.54	7.11	7.76	8.12
Annualized return on average tangible shareholders' equity (3)	9.86	10.68	10.24	11.00	11.71
Efficiency ratio (4)	70.55	72.58	70.46	71.39	68.21
AVERAGE BALANCE SHEET ITEMS:
Assets	$16,483,336	$16,288,368	$15,965,600	$16,325,651	$15,903,499
Interest earning assets	14,763,834	14,601,380	14,203,103	14,611,371	14,175,183
Loans	11,907,275	11,745,817	11,209,929	11,757,957	11,082,306
Interest bearing liabilities	11,101,723	10,987,328	10,696,147	10,976,847	10,750,852
Deposits	11,640,611	11,382,118	11,220,558	11,423,860	11,251,722
Shareholders' equity	1,581,877	1,566,829	1,525,939	1,564,585	1,515,687

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2014	2014	2014	2013	2013
BALANCE SHEET ITEMS:
Assets	$16,726,410	$16,335,967	$16,344,464	$16,156,541	$15,976,943
Total loans	12,165,377	11,813,428	11,694,594	11,567,612	11,397,181
Non-covered loans	12,119,086	11,750,875	11,613,664	11,471,447	11,275,661
Deposits	11,861,487	11,416,052	11,267,985	11,319,262	11,120,111
Shareholders' equity	1,584,198	1,573,656	1,559,889	1,541,040	1,520,056

LOANS:
Non-covered Loans
Commercial and industrial	$2,076,512	$2,064,751	$2,019,099	$1,995,084	$1,997,353
Commercial real estate:
Commercial real estate	5,346,818	5,100,442	5,083,744	4,981,675	4,814,670
Construction	457,163	413,262	413,795	429,231	423,789
Total commercial real estate	5,803,981	5,513,704	5,497,539	5,410,906	5,238,459
Residential mortgage	2,436,022	2,461,516	2,472,180	2,499,965	2,532,370
Consumer:
Home equity	435,450	436,360	440,006	449,009	449,309
Automobile	1,091,287	1,021,782	957,036	901,399	862,843
Other consumer	275,834	252,762	227,804	215,084	195,327
Total consumer loans	1,802,571	1,710,904	1,624,846	1,565,492	1,507,479
Total non-covered loans	$12,119,086	$11,750,875	$11,613,664	$11,471,447	$11,275,661
Covered loans*	46,291	62,553	80,930	96,165	121,520
Total loans	$12,165,377	$11,813,428	$11,694,594	$11,567,612	$11,397,181
_________________________
* Loans that Valley National Bank will share losses with the FDIC are referred to as "covered loans".

CAPITAL RATIOS:
Tier 1 leverage ratio	7.39%	7.41%	7.37%	7.27%	8.03%
Risk-based capital - Tier 1	9.58	9.80	9.72	9.65	10.64
Risk-based capital - Total Capital	11.44	11.89	11.85	11.87	12.87
Tier 1 common capital ratio (3)	9.22	9.43	9.35	9.28	9.17

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2014	2014	2013	2014	2013
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$105,597	$109,253	$119,880	$117,112	$132,495
Loans charged-off: (5)
Commercial and industrial	(1,852)	(1,340)	(8,556)	(11,806)	(17,322)
Commercial real estate	(181)	(862)	(564)	(4,894)	(5,176)
Construction	—	(1,170)	(383)	(1,809)	(2,153)
Residential mortgage	(240)	(212)	(780)	(515)	(3,338)
Consumer	(72)	(1,167)	(1,723)	(2,311)	(4,092)
Total loans charged-off	(2,345)	(4,751)	(12,006)	(21,335)	(32,081)
Charged-off loans recovered: (5)
Commercial and industrial	1,190	4,420	1,103	6,154	3,043
Commercial real estate	26	556	21	1,919	86
Construction	—	912	875	912	875
Residential mortgage	8	157	230	244	368
Consumer	506	721	638	1,649	1,634
Total loans recovered	1,730	6,766	2,867	10,878	6,006
Net (charge-offs) recoveries (5)	(615)	2,015	(9,139)	(10,457)	(26,075)
Provision charged for credit losses	(423)	(5,671)	5,334	(2,096)	9,655
Ending balance - Allowance for credit losses	$104,559	$105,597	$116,075	$104,559	$116,075
Components of allowance for credit losses:
Allowance for non-covered loans	$101,760	$101,942	$105,515	$101,760	$105,515
Allowance for covered loans	678	1,111	7,070	678	7,070
Allowance for loan losses	102,438	103,053	112,585	102,438	112,585
Allowance for unfunded letters of credit	2,121	2,544	3,490	2,121	3,490
Allowance for credit losses	$104,559	$105,597	$116,075	$104,559	$116,075
Components of provision for credit losses:
Provision for losses on non-covered loans	$—	$—	$4,280	$4,949	$10,736
Provision for losses on covered loans	—	(5,671)	—	(5,671)	(2,276)
Provision for unfunded letters of credit	(423)	—	1,054	(1,374)	1,195
Provision for credit losses	$(423)	$(5,671)	$5,334	$(2,096)	$9,655
Annualized ratio of net charge-offs of
non-covered loans to average loans	0.01%	(0.08)%	0.33%	0.11%	0.31%
Annualized ratio of total net charge-offs
to average loans	0.02%	(0.07)%	0.33%	0.12%	0.31%
Allowance for non-covered loan losses as
a % of non-covered loans	0.84%	0.87%	0.94%	0.84%	0.94%
Allowance for credit losses as
a % of total loans	0.86%	0.89%	1.02%	0.86%	1.02%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	September 30,	June 30,	December 31,	September 30,
ASSET QUALITY: (6)	2014	2014	2013	2013
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$476	$4,918	$6,398	$3,065
Commercial real estate	1,194	3,493	9,142	6,276
Construction	—	3,988	1,186	—
Residential mortgage	8,871	7,865	6,595	8,221
Consumer	3,741	3,350	3,792	3,773
Total 30 to 59 days past due	14,282	23,614	27,113	21,335
60 to 89 days past due:
Commercial and industrial	629	783	571	957
Commercial real estate	788	57	2,442	23,828
Construction	154	5,332	4,577	—
Residential mortgage	2,304	1,989	1,939	1,857
Consumer	913	788	784	864
Total 60 to 89 days past due	4,788	8,949	10,313	27,506
90 or more days past due:
Commercial and industrial	256	450	233	342
Commercial real estate	52	2,212	7,591	232
Construction	9,833	—	—	—
Residential mortgage	2,057	546	1,549	1,980
Consumer	278	161	118	235
Total 90 or more days past due	12,476	3,369	9,491	2,789
Total accruing past due loans	$31,546	$35,932	$46,917	$51,630
Non-accrual loans:
Commercial and industrial	$7,251	$8,096	$21,029	$23,941
Commercial real estate	26,379	32,507	43,934	53,752
Construction	6,578	6,534	8,116	13,070
Residential mortgage	17,305	19,190	19,949	23,414
Consumer	2,380	2,106	2,035	1,906
Total non-accrual loans	59,893	68,433	95,063	116,083
Non-performing loans held for sale	7,350	7,850	—	—
Other real estate owned (7)	15,534	14,984	19,580	19,372
Other repossessed assets	1,260	1,104	6,447	6,378
Non-accrual debt securities (8)	4,725	4,527	3,771	52,334
Total non-performing assets ("NPAs")	$88,762	$96,898	$124,861	$194,167
Performing troubled debt restructured loans	$107,134	$108,538	$107,037	$116,852
Total non-accrual loans as a % of loans	0.49%	0.58%	0.82%	1.02%
Total accruing past due and non-accrual loans
as a % of loans	0.75%	0.88%	1.23%	1.47%
Allowance for losses on non-covered loans as a % of
non-accrual loans	169.90%	148.97%	112.08%	90.90%
Non-performing purchased credit-impaired loans: (9)
Non-covered loans	$12,970	$13,678	$24,988	$28,926
Covered loans	8,375	13,783	21,758	36,593

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)    Non-interest income includes net trading gains and losses:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(In thousands)	2014	2014	2013	2014	2013
Trading securities	$(35)	$(34)	$100	$(78)	$34
Junior subordinated debentures	—	—	2,131	—	(275)
Total trading (losses) gains, net	$(35)	$(34)	$2,231	$(78)	$(241)

(3)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Tier 1 Common Capital and the Tier 1 Common Ratio are non-GAAP financial measures. Valley's management believes Tier 1 Common Capital and the Tier1 Common Ratio are useful because they are measures used by banking regulators in evaluating a company's financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to Valley's common stockholder's equity, and the Tier 1 Common Ratio to Valley's Tier1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	As of and For the Period Ended
	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2014	2014	2013	2013
Tier 1 common:
Total equity	$1,584,198	$1,573,656	$1,541,040	$1,520,056
Plus (less):
Net unrealized losses on securities available for sale, net of tax	7,543	7,194	21,661	13,436
Accumulated net losses on cash flow hedges, net of tax	10,633	12,857	6,271	10,547
Defined benefit pension plan, net of tax	10,210	10,247	10,320	14,187
Goodwill, net of tax	(427,392)	(427,392)	(427,392)	(427,392)
Disallowed other intangible assets	(10,570)	(11,352)	(13,122)	(14,060)
Disallowed deferred tax assets	(35,010)	(37,031)	(41,252)	(45,719)
Tier 1 common capital	1,139,612	1,128,179	1,097,526	1,071,055
Trust preferred securities	44,000	44,000	44,000	171,313
Total Tier 1 capital*	$1,183,612	$1,172,179	$1,141,526	$1,242,368
Risk-weighted assets (under Federal Reserve Board
Capital Regulatory Guidelines (RWA))	$12,358,464	$11,963,308	$11,830,604	$11,678,126
Tier 1 capital ratio (Total Tier 1 capital / RWA)	9.58%	9.80%	9.65%	10.64%
Tier 1 common capital ratio (Total Tier 1 common / RWA)	9.22%	9.43%	9.28%	9.17%
___________________

*
Tier 1 Capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 Capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA-CONTINUED

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2014	2014	2013	2014	2013
Tangible book value per common share:
Common shares outstanding	200,674,966	200,467,301	199,450,531	200,674,966	199,450,531
Shareholders' equity	$1,584,198	$1,573,656	$1,520,056	$1,584,198	$1,520,056
Less: Goodwill and other intangible assets	(458,402)	(460,369)	(466,193)	(458,402)	(466,193)
Tangible shareholders' equity	$1,125,796	$1,113,287	$1,053,863	$1,125,796	$1,053,863
Tangible book value	$5.61	$5.55	$5.28	$5.61	$5.28
Tangible common equity to tangible assets:
Tangible shareholders' equity	$1,125,796	$1,113,287	$1,053,863	$1,125,796	$1,053,863
Total assets	16,726,410	16,335,967	15,976,943	16,726,410	15,976,943
Less: Goodwill and other intangible assets	(458,402)	(460,369)	(466,193)	(458,402)	(466,193)
Tangible assets	$16,268,008	$15,875,598	$15,510,750	$16,268,008	$15,510,750
Tangible common equity to tangible assets	6.92%	7.01%	6.79%	6.92%	6.79%
Annualized return on average tangible shareholders' equity:
Net income	$27,682	$29,520	$27,121	$91,037	$92,353
Average shareholders' equity	1,581,877	1,566,829	1,525,939	1,564,585	1,515,687
Less: Average goodwill and other intangible assets	(459,210)	(461,316)	(466,495)	(461,249)	(463,798)
Average tangible shareholders' equity	$1,122,667	$1,105,513	$1,059,444	$1,103,336	$1,051,889
Annualized return on average tangible
shareholders' equity	9.86%	10.68%	10.24%	11.00%	11.71%

(4)
The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income. See the "Non-Interest Expense" section to this press release for additional information.

(5)	Total loans charged-off and recovered includes the following covered loans:

	Three Months Ended			Nine Months Ended
(In thousands)	September 30,	June 30,	September 30,	September 30,
Covered loans charged-off:	2014	2014	2013	2014	2013
Commercial and industrial	$(433)	$(198)	$—	$(631)	$(84)
Commercial mortgage	—	(425)	—	(425)	—
Residential mortgage	—	(126)	—	(126)	(62)
Total covered loans charged-off	(433)	(749)	—	(1,182)	(146)
Charged-off loans recovered:
Construction	—	462	—	462	—
Total covered loans recovered	—	462	—	462	—
Net charge-offs	$(433)	$(287)	$—	$(720)	$(146)

(6)
Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(7)
Excludes OREO properties related to FDIC-assisted transactions totaling $6.2 million, $11.2 million, $12.3 million, and $9.3 million, at September 30, 2014, June 30, 2014, December 31, 2013 and September 30, 2013, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(8)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized (losses) gains totaling ($625) thousand, ($823) thousand, ($1.6) million, and $5.2 million at September 30, 2014, June 30, 2014, December 31, 2013 and September 30, 2013, respectively) after recognition of all credit impairments.

(9)
Represent acquired and purchased loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, EVP, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-4005, by fax at (973) 305-1364 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(in thousands, except for share data)

	September 30,	December 31,
	2014	2013
Assets
Cash and due from banks	$352,799	$234,253
Interest bearing deposits with banks	60,655	134,915
Investment securities:
Held to maturity (fair value of $1,838,632 at September 30, 2014 and $1,711,427 at December 31, 2013)	1,813,312	1,731,737
Available for sale	758,421	829,692
Trading securities	14,186	14,264
Total investment securities	2,585,919	2,575,693
Loans held for sale, at fair value	10,701	10,488
Non-covered loans	12,119,086	11,471,447
Covered loans	46,291	96,165
Less: Allowance for loan losses	(102,438)	(113,617)
Net loans	12,062,939	11,453,995
Premises and equipment, net	273,857	270,138
Bank owned life insurance	348,616	344,023
Accrued interest receivable	53,545	53,964
Due from customers on acceptances outstanding	5,426	5,032
FDIC loss-share receivable	16,180	32,757
Goodwill	428,234	428,234
Other intangible assets, net	30,168	36,130
Other assets	497,371	576,919
Total Assets	$16,726,410	$16,156,541
Liabilities
Deposits:
Non-interest bearing	$3,596,621	$3,717,271
Interest bearing:
Savings, NOW and money market	6,081,538	5,422,722
Time	2,183,328	2,179,269
Total deposits	11,861,487	11,319,262
Short-term borrowings	297,719	281,455
Long-term borrowings	2,797,828	2,792,306
Junior subordinated debentures issued to capital trusts	41,211	41,089
Bank acceptances outstanding	5,426	5,032
Accrued expenses and other liabilities	138,541	176,357
Total Liabilities	15,142,212	14,615,501
Shareholders’ Equity
Preferred stock, (no par value, authorized 30,000,000 shares; none issued)	—	—
Common stock, (no par value, authorized 332,023,233 shares; issued 200,685,721 shares at September 30, 2014 and 199,629,268 shares at December 31, 2013)	70,204	69,941
Surplus	1,411,246	1,403,375
Retained earnings	131,241	106,340
Accumulated other comprehensive loss	(28,387)	(38,252)
Treasury stock, at cost (10,755 common shares at September 30, 2014 and 36,159 common shares at December 31, 2013)	(106)	(364)
Total Shareholders’ Equity	1,584,198	1,541,040
Total Liabilities and Shareholders’ Equity	$16,726,410	$16,156,541

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
Interest Income
Interest and fees on loans	$135,108	$136,338	$134,160	$402,525	$401,125
Interest and dividends on investment securities:
Taxable	15,134	15,709	14,440	47,299	41,854
Tax-exempt	3,647	3,700	3,566	11,033	10,888
Dividends	1,522	1,390	1,517	4,702	4,701
Interest on federal funds sold and other short-term investments	48	27	96	102	614
Total interest income	155,459	157,164	153,779	465,661	459,182
Interest Expense
Interest on deposits:
Savings, NOW and money market	4,860	4,530	4,359	13,671	13,430
Time	6,981	6,683	7,279	20,196	23,184
Interest on short-term borrowings	218	304	94	840	378
Interest on long-term borrowings and junior subordinated debentures	28,732	28,228	30,378	84,843	90,598
Total interest expense	40,791	39,745	42,110	119,550	127,590
Net Interest Income	114,668	117,419	111,669	346,111	331,592
Provision for losses on non-covered loans and unfunded letters of credit	(423)	—	5,334	3,575	11,931
Provision for losses on covered loans	—	(5,671)	—	(5,671)	(2,276)
Net Interest Income After Provision for Credit Losses	115,091	123,090	106,335	348,207	321,937
Non-Interest Income
Trust and investment services	2,411	2,244	2,138	7,097	6,372
Insurance commissions	3,632	4,491	4,224	12,621	12,276
Service charges on deposit accounts	5,722	5,636	6,362	17,109	17,874
Gains on securities transactions, net	103	7	9	102	4,008
Trading (losses) gains, net	(35)	(34)	2,231	(78)	(241)
Fees from loan servicing	1,806	1,786	1,851	5,262	5,089
(Losses) gains on sales of loans, net	(95)	679	2,729	1,497	32,155
Gains (losses) on sales of assets, net	83	276	(1,010)	211	(600)
Bank owned life insurance	1,571	1,614	1,553	4,593	4,318
Change in FDIC loss-share receivable	(3,823)	(7,711)	(2,005)	(11,610)	(7,180)
Other	2,680	3,422	4,308	9,183	12,509
Total non-interest income	14,055	12,410	22,390	45,987	86,580
Non-Interest Expense
Salary and employee benefits expense	45,501	47,094	47,434	140,683	145,739
Net occupancy and equipment expense	17,011	17,973	18,430	55,708	55,498
FDIC insurance assessment	3,534	3,393	3,909	10,214	12,836
Amortization of other intangible assets	2,201	2,346	2,264	6,898	5,794
Professional and legal fees	3,609	4,384	4,112	11,671	12,289
Advertising	1,664	533	1,203	2,814	4,855
Other	17,290	18,506	17,109	51,934	48,235
Total non-interest expense	90,810	94,229	94,461	279,922	285,246
Income Before Income Taxes	38,336	41,271	34,264	114,272	123,271
Income tax expense	10,654	11,751	7,143	23,235	30,918
Net Income	$27,682	$29,520	$27,121	$91,037	$92,353
Earnings Per Common Share:
Basic	$0.14	$0.15	$0.14	$0.45	$0.46
Diluted	0.14	0.15	0.14	0.45	0.46
Cash Dividends Declared per Common Share	0.11	0.11	0.16	0.33	0.49
Weighted Average Number of Common Shares Outstanding:
Basic	200,614,091	200,472,592	199,445,874	200,406,801	199,206,945
Diluted	200,614,091	200,472,592	199,445,874	200,406,801	199,206,945

VALLEY NATIONAL BANCORP
	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	September 30, 2014			June 30, 2014			September 30, 2013
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$11,907,275	$135,115	4.54%	$11,745,817	$136,344	4.64%	$11,209,929	$134,168	4.79%
Taxable investments (3)	2,203,431	16,656	3.02%	2,223,374	17,099	3.08%	2,271,825	15,957	2.81%
Tax-exempt investments (1)(3)	548,548	5,611	4.09%	564,123	5,692	4.04%	568,420	5,486	3.86%
Federal funds sold and other
interest bearing deposits	104,580	48	0.18%	68,066	27	0.16%	152,929	96	0.25%
Total interest earning assets	14,763,834	157,430	4.27%	14,601,380	159,162	4.36%	14,203,103	155,707	4.39%
Other assets	1,719,502			1,686,988			1,762,497
Total assets	$16,483,336			$16,288,368			$15,965,600
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$5,830,967	$4,860	0.33%	$5,648,655	$4,530	0.32%	$5,393,914	$4,359	0.32%
Time deposits	2,169,590	6,981	1.29%	2,146,171	6,683	1.25%	2,274,061	7,279	1.28%
Short-term borrowings	261,801	218	0.33%	354,653	304	0.34%	147,658	94	0.25%
Long-term borrowings (4)	2,839,365	28,732	4.05%	2,837,849	28,228	3.98%	2,880,514	30,378	4.22%
Total interest bearing liabilities	11,101,723	40,791	1.47%	10,987,328	39,745	1.45%	10,696,147	42,110	1.57%
Non-interest bearing deposits	3,640,054			3,587,292			3,552,583
Other liabilities	159,682			146,919			190,931
Shareholders' equity	1,581,877			1,566,829			1,525,939
Total liabilities and shareholders' equity	$16,483,336			$16,288,368			$15,965,600
Net interest income/interest rate spread (5)		$116,639	2.80%		$119,417	2.91%		$113,597	2.82%
Tax equivalent adjustment		(1,971)			(1,998)			(1,928)
Net interest income, as reported		$114,668			$117,419			$111,669
Net interest margin (6)			3.11%			3.22%			3.14%
Tax equivalent effect			0.05%			0.05%			0.06%
Net interest margin on a fully tax equivalent basis (6)			3.16%			3.27%			3.20%
_________________________

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.